AMENDMENT NO. 3

TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 3 TO THE SUBADVISORY AGREEMENT (the “Amendment”) is dated as of April 29, 2024 by and between SUNAMERICA ASSET MANAGEMENT, LLC (formerly, SunAmerica Asset Management Corp.), a Delaware limited liability company (the “Adviser”), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated May 1, 2008, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the Board of Trustees of the Trust, including a majority of trustees who are not “interested persons” of the Trust as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), has approved this Amendment with respect to the SA PIMCO Global Bond Opportunities Portfolio (formerly, SA Goldman Sachs Global Bond Portfolio) (the “New Portfolio”);

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.  The Adviser hereby retains the Subadviser to provide investment management services with respect to the New Portfolio, and the Subadviser hereby accepts the retention and agrees to provide such investment management services. The Adviser and the Subadviser hereby agree to be bound by the terms and conditions of the Subadvisory Agreement in all aspects with respect to the New Portfolio. The parties acknowledge that each of its representations and warranties contained in the Subadvisory Agreement are true and correct as of the date hereof.

2.  Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the New Portfolio. The Subadviser shall manage the New Portfolio’s assets and shall be compensated as noted in Schedule A. Such amended Schedule A is attached hereto and shall supersede any previously agreed to Schedule A.

3.  Section 21 is hereby deleted in its entirety and restated as follows:

21. Notices. All notices shall be in writing and deemed properly given when delivered or mailed by electronic mail or United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

Subadviser:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Fax: 949-720-1376

Attention: General Counsel

Email: IMANotices@pimco.com

Cc: Tom Nguyen, Senior Vice President, Account Manager

Email: tom.nguyen@pimco.com

Adviser:

SunAmerica Asset Management, LLC

30 Hudson Street, 16th Floor

Jersey City, NJ 07302

Attn: General Counsel

Email: SAAMCoLegal@corebridgefinancial.com

4.  Term. The Subadvisory Agreement shall become effective as to the New Portfolio on the date set forth on Schedule A and shall continue in effect for two years from its effective date unless sooner terminated in accordance with the terms of the Subadvisory Agreement.

5.  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.  Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

7.  Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John Genoy
Name:	John Genoy
Title:	President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Robert O. Young
Name:	Robert O. Young
Title:	Managing Director

SCHEDULE A

Effective April 29, 2024

Portfolios(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)

SA PIMCO VCP Tactical Balanced Portfolio	0.36% on first $750 million 0.35% on next $750 million 0.32% thereafter

SA PIMCO RAE International Value Portfolio	0.30% on first $250 million 0.275% thereafter

SA PIMCO Global Bond Opportunities Portfolio	0.25% on the first $250 million 0.225% thereafter